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                                EXHIBIT 11.2


               NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

               CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
              (Amounts in thousands, except per share amounts)


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                                                                          Three Months Ended             Nine Months Ended
                                                                             September 30,                 September 30,
                                                                        ______________________       ________________________
                                                                           1994        1993             1994          1993
                                                                        __________   _________       ___________   __________
NET INCOME (LOSS)                                                        $ 1,749     $(3,812)        $(47,636)     $(11,707)
Add back senior debenture interest                                           270         241              752           723
Add back junior debenture interest                                           570         570            1,709         1,709
                                                                         _______     ________        _________     _________
NET INCOME (LOSS) FOR FULLY DILUTED COMPUTATION                          $ 2,589     $(3,001)        $(45,175)     $ (9,275)
                                                                         =======     ========        =========     =========

COMMON STOCK:
Shares outstanding from beginning of period                               29,516      29,994           29,405        29,968
   Stock options exercised                                                    59          35              119            30
   Shares purchased for treasury, from date of purchase                       (8)       (658)              (7)         (323)
   Assumed exercise of stock options,
    using treasury stock method                                               91         257              126           264
   Assumed conversion of senior subordinated debentures,
    from the latter of the beginning of the period
    or the date of issue                                                   5,000       5,000            5,000         5,000
   Assumed conversion of junior subordinated debentures,
    from the latter of the beginning of the period
    or the date of issue                                                   2,300       2,300            2,300         2,300
                                                                         _______     ________        _________     _________
   Weighted average number of shares outstanding                          36,958      36,928           36,943        37,239
                                                                         =======     ========        =========     =========

FULLY DILUTED EARNINGS (LOSS) PER SHARE                                     $.06       $(.13)          $(1.61)        $(.39)
                                                                            ====       ======          =======        ======

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